                                                                    EXHIBIT 3.1A

                                                [STATE DEPARTMENT OF ASSESSMENTS
                                                          AND TAXATION
                                                       APPROVED FOR RECORD
                                                      6/18/96 AT 10:09 a.m.]


                            SPIEKER PROPERTIES, INC.

                             ARTICLES OF AMENDMENT

        SPIEKER PROPERTIES, INC., a Maryland corporation, having its principal office in the City of Baltimore, Maryland (the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

        FIRST: The Charter of the Corporation is hereby amended as follows:

        1. Subparagraph (a)(9) of Article NINTH is amended to read in its entirety as follows:

        Exception. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in subparagraph (a)(2)(C) and/or subparagraph
(a)(2)(D) will not be violated, may exempt (i) a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) or (ii) is an underwriter which participates in a public offering of the Equity Stock for a period of 90 days following the purchase by such underwriter of the Equity Stock and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of Equity Stock will violate the Ownership Limit and such Person agrees that any violation or attempted violation will result in such Equity Stock being exchanged for Excess Stock in accordance with subparagraph (a)(3) of this Article NINTH and provided that any exemption of a Person under clause
(i) of this subparagraph shall not allow the Person to exceed 13.0% of the value of the outstanding Equity Stock of the Corporation.

        2. Subparagraph (b)(1) of Article NINTH is amended to read in its entirety as follows:

        Ownership in Trust. Upon any purported Transfer that results in Excess Stock pursuant to subparagraph (a)(3) of this Article NINTH, such Excess Stock shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the Exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to subparagraph
(b)(5). Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Stock except the right to receive a price for its interest in the shares of Equity Stock which were exchanged for Excess Stock. The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in subparagraph (b)(5).

        3. Subparagraphs (b)(5)(A) and (b)(5)(B) of Article NINTH are amended to read in their entirety as follows:

        Restrictions on Transfer; Designation of Beneficiary.

        (A) Excess Stock shall not be transferable. The Corporation may designate a Beneficiary of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in the Excess Stock), if the shares of Excess

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Stock held in Trust would not be Excess Stock in the hands of such Beneficiary.
The Purported Beneficial Transferee may receive a price for its interest in the shares of Equity Stock which were exchanged for Excess Stock provided that the Purported Beneficial Transferee does not receive a price that reflects a price per share for such Equity Stock that exceeds (i) the price per share such Purported Beneficial Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Stock, or (ii) if the Purported Beneficial Transferee did not give value for such shares of Equity Stock (through a gift, devise or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically exchanged for an equal number of shares of Equity Stock, and such shares of Equity Stock shall be transferred of record to the Beneficiary of the interest in the Trust designated by the Corporation as described above if such Equity Stock would not be Excess Stock in the hands of such Beneficiary.

        (B) Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for its interest in the shares of Equity Stock which were exchanged for Excess Stock that exceeds the amounts allowable under subparagraph (b)(5)(A) of this Article NINTH, such Purported Beneficial Transferee shall pay, or cause to be paid, such excess to the Corporation, or, at the Corporation's sole election, such excess shall be offset against any future dividends or distributions payable to such Purported Beneficial Transferee.

        4. Subparagraph (b)(3) of Article NINTH is amended to read in its entirety as follows:

        Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Corporation, the shares of Excess Stock shall not be entitled to share in any portion of the assets of the Corporation. At such time as (i) the Corporation has received the necessary stockholder approval with respect to a voluntary liquidation or dissolution of the Corporation, or (ii) the Corporation has become the subject of an order of a court of competent jurisdiction compelling an involuntary liquidation or dissolution of the Corporation, such shares of Excess Stock held in Trust shall without further act be extinguished and each Purported Beneficial Transferee whose acquisition of Equity Stock resulted in the Excess Stock which has been extinguished pursuant to this subparagraph (b)(3) of this Article NINTH shall without further act become a creditor of the Corporation. The amount by which each such Purported Beneficial Transferee shall become a creditor of the Corporation with respect to its now-extinguished interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in the Excess Stock) will be equal to the lesser of (a) that amount of the distributable assets of the Corporation to which such Excess Stock would be entitled if such Excess Stock were entitled to share ratably in the distributable assets of the Corporation as shares of Common Stock, or (b) as appropriate, either (1) the price per share paid by such Purported Beneficial Transferee for the shares of Equity Stock which were exchanged for Excess Stock, or (2) if the Purported Beneficial Transferee did not given value for such shares of Equity Stock (having received such through a gift, device or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock. Payment to the Purported Beneficial Transferee shall be without interest and shall be due concurrently with the date of first distribution of liquidation proceeds to the holders of Equity Stock. If the Corporation causes such liquidation or dissolution to be revoked or otherwise rescinded any Excess Stock previously automatically extinguished pursuant to this subparagraph (b)(3) of this Article NINTH


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shall be automatically revived and any Purported Beneficial Transferees shall without further act cease to be creditors of the Corporation as otherwise provided above.

        SECOND. The foregoing amendments to the Charter of the Corporation have been approved by the shareholders of the Corporation at the Annual Meeting held on May 22, 1996.

        IN WITNESS WHEREOF, SPIEKER PROPERTIES, INC. has caused these present to be signed in its name and on its behalf by its Chairman of the Board and Chief Executive Officer and witnessed by its Chief Financial Officer and Executive Vice President on June 17, 1996.


ATTEST:                                 SPIEKER PROPERTIES, INC.
/s/ Craig G. Vought                     /s/ Warren E. Spieker, Jr.
-----------------------------           -----------------------------
Craig G. Vought                         Warren E. Spieker, Jr.
Chief Financial Officer and             Chairman of the Board and
Executive Vice President                Chief Executive Officer

        THE UNDERSIGNED, Chairman of the Board and Chief Executive Officer of SPIEKER PROPERTIES, INC., who executed on behalf of the Corporation the Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                        /s/ Warren E. Spieker, Jr.
                                        -----------------------------
                                        Warren E. Spieker, Jr.



                                       3
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                                                                   [SEAL]

                           SPIEKER, PROPERTIES, INC.

                             ARTICLES SUPPLEMENTARY

        SPIEKER PROPERTIES, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Pursuant to a power contained in Article SIXTH, Section (d) of the charter of the Corporation (the "Charter"), the Board of Directors of the Corporation (the "Board of Directors"), has duly reclassified 1,500,000 shares of the Common Stock (par value $.0001 per share) of the Corporation into 1,500,000 shares of a class designated as Class C Common Stock (par value $.0001 per share) of the Corporation (the "Class C Common Stock"), and has provided for the issuance of such shares.

        SECOND: Subject in all cases to the provisions of Article NINTH of the Charter with respect to Excess Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Class C Common stock of the Corporation:

        1. DESIGNATION AND AMOUNT. The designation of the Class C Common Stock described in Article FIRST hereof shall be "Class C Common Stock (par value $.0001 per share)." The number of shares of the Class C Common Stock to be authorized shall be 1,500,000.

        2.  DIVIDEND AND DISTRIBUTION PROVISIONS.

            (a) Subject to the rights of series of Preferred Stock, now in existence or which may from time to time come into existence, the holders of shares of Class C Common Stock shall be entitled to receive dividends, when, as and if authorized by the Board of Directors, out of any assets legally available therefor, pari passu with any dividend (payable other than in Common Stock of the Corporation) on Class B Common Stock and Common Stock of the Corporation, in the amount per share of the Class C Dividend Amount, as in effect from time to time. The initial per share Class C Dividend Amount per annum shall be $1.73. In the event of any change in the per share dividend amount (expressed in dollars) applicable to the Common Stock after the date of filing of these Articles Supplementary, the Class C Dividend Amount shall be adjusted by an equal dollar amount.

          (b) In the event the Board of Directors shall authorize a distribution payable in (i) securities of other persons, (ii) evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or (iii) options or rights to purchase stock or evidences of indebtedness in the Corporation or other persons, then, in each such case for the purpose of this subsection 2(b), the holders of the Class C Common Stock shall be entitled to a

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                                     [SEAL]

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proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Class C Common Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

        3.      LIQUIDATION PAYMENTS.

                (a) Subject to any prior rights of any other class or series of stock, in the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Class C Common Stock shall be entitled to receive, pari passu with the holders of the Class B Common Stock, and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership of such stock, an amount per share of Class C Common Stock equal to all declared but unpaid dividends for each share of Class C Common Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Class C Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Class C Common Stock in proportion to the aggregate preferential amounts owned to each such holder.

                (b) Subject to any prior rights of any other class or series of stock, after the payment or setting apart of payment to the holders of Class C Common Stock of the full preferential amounts to which they shall be entitled pursuant to paragraph 3(a) above, the holders of Class C Common Stock, shall be entitled to receive the remaining assets of the Corporation ratably on a per share basis (based on the number of shares of Common Stock held or Common Stock issuable upon conversion of the Class C Common Stock held).

                (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3.

                (d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Class B Common Stock, Class C Common Stock or Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Corporation's total liabilities.

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        4.      CONVERSION.  The holders of the Class C Common Stock shall have conversion rights as follows (the "Conversion Rights"):

                (a)     RIGHT TO CONVERT.

                        (i) Subject to subsections 4(a)(ii) and 4(c), on or after the date three years after the closing of the initial issuance of Class C Common Stock, each share of Class C Common Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Class C Common Stock, into one fully paid and nonassessable share of Common Stock (the "Conversion Ratio"). The Conversion Ratio for the Class C Common Stock shall be subject to adjustment as set forth in subsection 4(d).

                        (ii) Subject to subsection 4(c), each holder shall have the right and option to convert all or a portion of its shares of Class C Common Stock held into Common Stock before the date specified in subsection 4(a)(i) immediately after any of the following events:

                                (A)     The Corporation's management does not
include at least any two of John K. French, Warren E. Spieker, Jr., Dennis E. Singleton and Craig G. Vought;

                                (B)     For any two consecutive quarters, the
Corporation's outstanding mortgage and other senior unsecured indebtedness is greater than 65% of the Corporation's revenue less real estate taxes and rental expenses (all as reported in the Corporation's Form 10Qs filed with the Securities and Exchange Commission) for such two quarters, multiplied by two and divided by nine percent; or

                                (C)     If (a) the Corporation shall be party
to, or shall have executed a definitive agreement for, any transaction (including, without limitation, a merger, consolidation, statutory share exchange or sale of all or substantially all of its assets (each of the foregoing a "Transaction")), in each case as a result of which all or substantially all shares of Common Stock shall have been or will be converted into the right to receive stock, securities or other property (including cash or any combination thereof) of an unrelated entity or which has resulted or will result in the holders of the Corporation's outstanding voting securities (including the Common Stock and the Series A Preferred Stock) immediately prior to the Transaction owning less than 50% of the Corporation's outstanding voting securities (including the Common Stock and the Series A Preferred Stock) after the Transaction, or (b) a "change of control" as defined in the next sentence occurs with respect to the Corporation. A change of control shall mean the acquisition (including by virtue of a merger, share exchange or other business combination) by one stockholder or a group of stockholders acting in concert of the power to elect a majority of the Corporation's board of directors. The Corporation shall notify the holders of Class C Common Stock promptly if any of the events listed in this Section 4(a)(ii) shall occur.


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        (b)  MECHANICS OF CONVERSION.  Before any holder of Class C Common
Stock shall be entitled to convert such shares into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class C Common Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert such shares and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class C Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class C Common Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

        (c) LIMITATION ON NUMBER OF SHARES CONVERTED. Each underlying holder of a pecuniary interest in Class C Common Stock (a "Pecuniary Owner") shall be limited in its right to convert shares of Class C Common Stock into Common
Stock as follows. At any time that a Pecuniary Owner holds 3.0% or more of the Corporation's issued and outstanding Common Stock, such Pecuniary Owner at such time shall not be entitled to convert any shares of Class C Common Stock. At any time that a Pecuniary Owner holds less than 3.0% of the Corporation's issued and outstanding Common Stock, such Pecuniary Owner shall at that time be entitled to convert only up to such number of shares such that, immediately after such conversion, such Pecuniary Owner will hold 3.0% of the Corporation's issued and outstanding Common Stock. Any conversion in excess of the foregoing limits or otherwise in violation of this subsection 4(c) shall to that extent be void ab initio. If, for any reason, the foregoing sentence shall be unenforceable at any time or with respect to any conversion, then any stock converted in excess of the foregoing limits or otherwise in violation of this subsection 4(c) shall be deemed and shall become Excess Stock, subject to all of the rights, requirements and restrictions related thereto.

        (d) CONVERSION RATIO ADJUSTMENTS OF CLASS C COMMON STOCK. The Conversion Ratio of the Class C Common Stock shall be subject to adjustment from time to time as follows:

            (i) In the event the Corporation should at any time or from time to time after the initial date of issuance of shares of Class C Common Stock (the "Purchase Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common

                                      -4-
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Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Ratio of the Class C Common Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Ratio for the Class C Common Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

        (e) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or other transaction provided for elsewhere in this Section 4), provision shall be made so that each holder of the Class C Common Stock shall thereafter be entitled to receive upon conversion of the Class C Common Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which such holder of Class C Common Stock would have been entitled on such recapitalization had the holder of Class C Common Stock converted his shares into Common Stock immediately prior to the record date set for holders of Common Stock to participate in the recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Class C Common Stock, after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Ratio then in effect and the number of shares issuable upon conversion of the Class C Common Stock) shall be applicable after that event as nearly equivalent as may be practicable.

        (f) NO IMPAIRMENT. The Corporation will not, by amendment of the Charter or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Class C Common Stock against impairment.

        (g) NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS. No fractional shares shall be issued upon conversion of the Class C Common Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total




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
number of shares of Class C Common Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

        (h)     SHAREHOLDER COMMUNICATIONS.     Holders of Class C Common Stock
shall be entitled to receive copies of all communications by the Corporation to its holders of Common Stock, concurrently with the distribution to such shareholders.


        (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Class C Common Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class C Common Stock; and if, at any time, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class C Common Stock, in addition to such other remedies as shall be available to the holder of such Class C Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

        (j)     NOTICES.        Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Class C Common Stock shall be deemed given if sent by overnight courier service and addressed to each holder of record at his address appearing on the books of the Corporation.

        5.      NO VOTING RIGHTS.       The holders of shares of Class C Common
Stock shall have no right to vote with respect to any question upon which holders of any other class of the Corporation's stock have the right to vote, or on any other matters.

        6.      STATUS OF CONVERTED STOCK.      In the event any shares of Class
C Common Stock shall be converted pursuant to Section 4 hereof, the shares of Class C Common Stock so converted shall revert to the status of authorized but unissued shares available for future issuance and reclassification by the Corporation.

        THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

        FOURTH: The undersigned acknowledges these Articles Supplementary to be the act of the Corporation and states as to all matters and facts required to be verified under oath, that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and such statement is made under penalties for perjury.


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
        IN WITNESS WHEREOF, SPIEKER PROPERTIES, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on February 26, 1996.

WITNESS:                                    SPIEKER PROPERTIES, INC.

/s/ Adrian J. Gordon                        By: /s/ Warren E. Spieker, Jr.
----------------------------                    ---------------------------
Adrian J. Gordon                                Warren E. Spieker, Jr.
Secretary                                       President



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